EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement (Form S-4 No. 333-142255) and related Proxy/Prospectus of 2020 ChinaCap Acquirco, Inc., of our report dated May 13, 2009, relating to the consolidated balance sheets of Windrace International Company Limited and subsidiaries as of December 31, 2008, December 31, 2007 and December 31, 2006 and the related consolidated statements of income, changes in equity and cash flows for each of the three years in the period then ended, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/S/ CROWE HORWATH LLP

Sherman Oaks, California
May 14, 2009